                                                                     EXHIBIT 4.4

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                             STOCK OPTION AGREEMENT



         Unidigital, Inc., a Delaware corporation (the "Company"), hereby grants to Terence G. Warville (the "Optionee") an Option to purchase a total of 50,000 shares (the "Shares") of Common Stock of the Company, $0.01 par value (the "Common Stock"), at the exercise price set forth herein.

         1. Nature of the Option. This Option is a Nonstatutory Stock Option and is not intended to qualify for any special tax benefits to the Optionee.

         2. Exercise Price. The exercise price is $6.00 for each share of Common Stock, which price is not less than the fair market value per share of Common Stock on the date of grant.

         3. Exercise of Option. This Option shall be exercisable during its term in accordance with the following:

                  (i)      Right to Exercise

                           (a)      Subject to subsections 3(i)(b), (c) and
(d) below, all of the shares subject to this Option shall become exercisable upon the date hereof.

                           (b)      This Option may not be exercised for a
 fraction of a Share.

                           (c)      In the event of Optionee's death, the
exercisability of the option is governed by Section 7 below, subject to the limitations contained in subsection 3(i)(d) hereof.

                           (d)      In no event may this Option be exercised
after the date of expiration of the term of this Option as set forth in Section 9 below.

                  (ii) Method of Exercise. This Option shall be exercisable by written notice in the form attached as Exhibit A, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Chief Executive Officer or Chief Financial Officer of the Company. The written notice shall be accompanied by payment of the exercise price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice

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accompanied by the exercise price. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of stock underlying this Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option.

                  No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

         4.       Investment Representations; Restrictions on Transfer.

                  By receipt of this Option, by its execution and by its exercise in whole or in part, Optionee represents to the Company the following:

                           (a)      Optionee understands that this Option and
any Shares purchased upon its exercise are securities, the issuance of which requires compliance with federal and state securities laws.

                           (b)      Optionee is aware of the Company's business
affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Optionee is acquiring these securities for investment for Optionee's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                           (c)      Optionee acknowledges and understands that
the securities constitute "restricted securities" under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the securities. Optionee understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws.

                           (d)      Optionee is familiar with the provisions of
Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of exercise of the Option by the Optionee, such exercise will be exempt from registration under the Securities Act. In the event the Company later becomes



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subject to the reporting requirements of Section 13 or 15(d) of the Securities
Exchange Act of 1934, ninety (90) days thereafter the securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including among other things: (1) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, and the amount of securities being sold during any three-month period not exceeding the limitations specified in Rule 144(e), if applicable.

                  In the event that the Company does not qualify under Rule 701 at the time of exercise of the Option, then the securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the availability of certain public information about the Company; (2) the resale occurring not less than two years after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and (3) in the case of an affiliate, or of a non-affiliate who has held the securities less than three years, the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

         5. Method of Payment. Payment of the purchase price shall be made by cash or check.

         6. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under
Part 207 of Title 12 of the Code of Federal Regulations (Regulation G) as promulgated by the Federal Reserve Board. As a condition to the exercise of this option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         7. Death of Optionee. In the event of the death of Optionee this Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had Optionee continued living.

         8. Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

         9. Term of Option. Notwithstanding any provision herein to the contrary, this Option may not be exercised after the close of business (New York, New York EST) on February 28, 2002 (the "Termination Date"), and may be exercised from the date hereof until the Termination Date only in accordance with the terms of this Option.

         10. Taxation Upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price. Upon a resale of such shares by the Optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as capital gain or loss.

         11. Tax Consequences. The Optionee understands that any of the foregoing references to taxation are based on federal income tax laws and regulations now in effect. The Optionee has reviewed with the Optionee's own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands that the Optionee (and not the Company) shall be responsible for the Optionee's own tax liability that may arise as a result of the transactions contemplated by this Agreement.

                                   **********



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DATE OF GRANT:
February 1, 1996

                                           Unidigital, Inc.


                                           By:
                                              -------------------------------
                                                William E. Dye, President
                                                 and Chief Executive Officer






                                     -5-

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         Optionee has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.


Dated:
      ------------------------

                                       ---------------------------------------
                                       Name:

                                       Residence Address:

                                       ---------------------------------------

                                       ---------------------------------------

                                       ---------------------------------------

                                       Social Security No.
                                                          --------------------


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                                    EXHIBIT A

                       NOTICE OF EXERCISE OF STOCK OPTION



TO:

FROM:

DATE:

RE:           Exercise of Stock Option

         I hereby exercise my option to purchase __________ shares of Common Stock at $6.00 per share (total exercise price of $_____), effective today's date. This notice is given in accordance with the terms of my Stock Option Agreement dated February 1, 1996. The option price and vested amount is in accordance with Sections 2 and 3 of the Stock Option Agreement.

         Attached is a check payable to Unidigital, Inc. for the total exercise price of the shares being purchased. The undersigned confirms the representations made in Section 4 of the Stock Option Agreement.

         Please prepare the stock certificate in the following name(s):


                         -----------------------------

                         -----------------------------

         If the stock is to be registered in a name other than your name, please so advise the Company. The Stock Option Agreement requires the Company's approval for registration in a name other than your name and requires certain agreements from any joint owner.

                                                     Sincerely,


                                                     --------------------------
                                                     (Signature)


                                                     --------------------------
                                                     (Print or Type Name)


Letter and consideration
received on __________, 19___.


By:
   ----------------------------